Exhibit 10.41

July 23, 2014

Dear Cyclone Shareholders:

As many of you saw last week, Cyclone’s Board of Directors approved the strategic capitalization of its waste heat subsidiary, WHE Generation Corp. (formerly Cyclone-WHE LLC, and called “WHE GEN” in this letter). These transactions are expected to result in Cyclone retaining up to 24% ownership in its subsidiary, significantly reducing its debt and liabilities, and establishing future revenue streams. The action taken by our Board is consistent with Cyclone’s long range vision, and represents major growth of our business model of advancing the Cyclone engines to market through licensing for specific uses and manufacturing.

Developing technology as unique and potentially disruptive as the Cyclone engines requires significant resources. From the Company’s inception, however, raising sufficient funding has been a challenge. Currently, our share price, debt load and other market factors have created further headwinds towards this objective. Yet as early as 2012, Cyclone discussed in its public filings that we envisioned WHE GEN as an operating company for waste heat applications and a vehicle for capitalizing our on-going technology development and business model.

Recently, opportunities for Cyclone to secure long-term capital funding have presented themselves and have led to this strategic move, demonstrated as follows:

1)

Last month we announced the appointment of three very experienced and well qualified new Board members who embody Cyclone’s core model and vision to move the Cyclone engines into the next phase, including providing business development, licensing and manufacturing expertise.

2)

We signed a Separation Agreement and amended License Agreement to allow WHE GEN to operate as an independent company, and concurrently, established a structure to provide Cyclone with funding to improve its balance sheet and receive operating capital.

3)

Cyclone’s Board commissioned a valuation report and fairness opinion from a certified, independent expert opining as to the overall fairness from a financial prospective of the WHE GEN financings and the terms of the Separation Agreement and amended License Agreement. The Board also received consents to these transactions from all of the non-affiliated debt holders of the Company.

Based on the totality of all the facts, our Board determined that these transactions to capitalize WHE GEN are consistent with Cyclone’s long-term strategy and may have the following positive benefits for Cyclone and its shareholders:

1)

It will allow Cyclone to monetize its investment in WHE GEN, part of which is expected to be sold to private investors to raise non-dilutive capital for Cyclone. We intend on selling up to $500,000 worth of our WHE GEN stock simultaneously with the separate funding of our subsidiary.

2)

Upon the closing of the several financings, WHE GEN will pay to Cyclone approximately $175,000 in licensing and development fees, and assume over $200,000 in accounts payable and another $800,000 in current and future contract liabilities.

3)

With these new funds, Cyclone will fully retire the senior secured debt which is collateralized by all of our assets. We will also be able to redeem a substantial portion of our convertible debt which has placed a great deal of pressure on our stock and has diluted current shareholders. With a greatly improved balance sheet, we believe that additional growth opportunities will present themselves for Cyclone.

4)

The equity Cyclone will hold in WHE GEN, estimated to be between 12% and 24% of the subsidiary depending on the final size of each of the financings, is expected to further strengthen our balance sheet as an appreciating asset.

5)

Securing funds for WHE GEN will help it grow as a self-supported company capable of further developing and commercializing the Cyclone engines which WHE GEN licenses for stationary waste heat and waste-to-power applications only. Cyclone, in turn, will receive on-going royalty revenue in the amount of 5% of all WHE GEN’s engine sales. We estimate that this royalty could provide significant revenue to Cyclone over the next 20+ years.

6)

WHE GEN has the rights to advance our technology, and Cyclone will co-own any new intellectual property and patents created from these specific efforts. Cyclone will continue to receive royalty payments on improved Cyclone technology, and will be able to use on a royalty-free basis any co-owned patents for our other vast business applications. It is important to note that none of our current patents have been transferred to WHE GEN – Cyclone still controls these very valuable assets.

Cyclone is continuing our core business model of licensing our technology to other companies in different fields including but not limited to: automotive, marine surface and undersea propulsion, off-road equipment and vehicles, and distributed and mobile/auxiliary power utilizing traditional fuels or biofuels (we refer to these vast business opportunities as the “Cyclone Business”). For some areas of the Cyclone Business, we already have customers like Combilift and additional potential partners in discussions. We are also pursuing other manufacturing opportunities that could be very beneficial for our shareholders.

As announced last week, Christopher Nelson has resigned as President of Cyclone to become CEO of WHE GEN. Mr. Nelson, however, has given his commitment that he will continue to help the Company with SEC filings and other business development activities as requested from time to time. Frankie Fruge will assume the position of President of Cyclone, supported by the three very competent and well-rounded new Board members.

As a true R&D and engineering company, Cyclone has nurtured WHE GEN from the beginning, providing design, development and know-how to help get it where it is today – on the brink of product commercialization. But to complete this goal funding is required. As a result, the Board of Directors took a careful look at what was in the best interest of the Company and our shareholders, and unanimously agreed that these transactions were the right move for all parties. We will now be able to concentrate efforts on progressing the development of our other key engines and Cyclone Business applications, all while continuing to build value for our shareholders.

We believe that this is the dawn of a new era consistent with Cyclone’s long-term vision marked by our new Board of Directors, and supported by debt retirement, future revenue growth, and technological advancement powered by quality production engine manufacturing.

Sincerely,

Harry Schoell	Frankie Fruge
Chairman & CTO	President & Director